Exhibit 99.1

NEWS
RELEASE

2008-12

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL CORPORATION ANNOUNCES NOTES OFFERING

HOUSTON, TEXAS, September 5, 2008 – Frontier Oil Corporation (NYSE: FTO) announced today that it intends to offer, subject to market conditions and other factors, up to $200 million aggregate principal amount of senior notes due 2016 in a registered public offering.  Payment of the notes will be guaranteed by all of Frontier’s material domestic restricted subsidiaries.

The notes offering and sale will be made under Frontier’s shelf registration statement on Form S-3 filed with the Securities and Exchange Commission on December 13, 2005.  The proceeds from the notes offering will be used for general corporate purposes.

UBS Securities LLC is the sole book-running manager for the offering.  In addition, BNP Paribas Securities Corp.; Wedbush Morgan Securities Inc.; TD Securities (USA) LLC; Wells Fargo Securities, LLC; Piper Jaffray & Co.; UCI Capital Markets, Inc.; Daiwa Securities America Inc.; Capital One Southcoast, Inc.; and Natixis Bleichroeder Inc. will serve as co-managers.  The offering of the notes will be made only by means of a prospectus and related prospectus supplement.  When available, copies of the prospectus and related prospectus supplement may be obtained from UBS Securities LLC by submitting a request by mail to UBS Securities LLC, Prospectus Departments, 299 Park Avenue, New York, New York 10171, phone: (888) 827-7275 or (212) 713-2626.

Frontier operates a 120,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in neighboring plains states.  Information about Frontier may be found on its web site at www.frontieroil.com.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission.  Such statements are those concerning strategic plans, expectations and objectives for future operations.  All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company,  any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.